As filed with the Securities and Exchange Commission on November 29, 2001
                                                    Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-8
                             Registration Statement
                        Under The Securities Act Of 1933
                                 ---------------

                       CLEAR CHANNEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
                     Texas                           74-1787539
 (State or other jurisdiction of        (I.R.S. employer identification number)
 incorporation or organization)

                               200 East Basse Road
                            San Antonio, Texas 78209
          (Address, including zip code, of principal executive offices)
                                 ---------------

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                     NONQUALIFIED DEFERRED COMPENSATION PLAN
                            (Full title of the Plan)
                                 ---------------

                                  L. Lowry Mays
                               200 East Basse Road
                            San Antonio, Texas 78209
                                 (210) 822-2828
 (Name, address and telephone number, including area code, of agent for service)
                                 ---------------

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                     Proposed     Proposed Maximum
                Title of                          Amount             Maximum         Aggregate        Amount of
               Securities                         to be           Offering Price   Offering Price  Registration Fee
            to be Registered                    Registered          Per Share

--------------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations            $75,000,000 (1)           100%         $ 75,000,000 (2)    $ 17,925
--------------------------------------------------------------------------------------------------------------------
Common Stock                                  15,000,000 (3)        $45.90 (4)      $688,500,000        $164,552
--------------------------------------------------------------------------------------------------------------------
Total                                                                               $763,500,000        $182,477
====================================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h).
(3) Pursuant to Rule 416, there are also being registered such additional shares of Registrant's common stock as may become issuable pursuant to the antidilution provisions of the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan.
(4) Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the Registrant's common stock reported on the New York Stock Exchange on November 23, 2001.

                                     Part I

              INFORMATION REQUIREED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents are incorporated by reference in this Registration Statement:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

4. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

5.       The Company's Current Report on Form 8-K filed October 9, 2001.

6.       The Company's Current Report on Form 8-K filed January 31, 2001.

7.       The Company's Current Report on Form 8-K filed June 14, 2000.

8. Portions of the Company's Current Report on Form 8-K filed November 19, 1999 relating to the consolidated financial statements of Capstar Broadcasting Corporation and Subsidiaries and the report of PricewaterhouseCoopers LLP dated February 26, 1999, except as to Note 3, which is as of March 15, 1999 (pgs. 56-104 of said Form 8-K).

     All documents filed by the Registrant and the Plan pursuant to Sections 13(a),13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     An aggregate principle amount of $25,000,000 of deferred compensation obligations are being registered hereby based on estimated contributions of participants in the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan (the "Plan"). Further amounts may be registered and issued as new or existing Plan participants elect to defer portions of their compensation in subsequent years.

     The obligations of the Registrant to pay such deferred amounts to the participants in the Plan in the future in accordance with the terms of the Plan (the "Obligations") will be unsecured and unsubordinated indebtedness of the Registrant and will rank pari passu with other unsecured unsubordinated indebtedness of the Registrant from time to time outstanding. Under the Plan, there is no limitation on the Registrant's right to issue senior debt or other securities. The Obligations may also represent amounts that the Registrant has elected to credit to a participant's account under the Plan.

     The amount to be deferred by each participant in the Plan will be determined in accordance with the Plan based on elections by the participant. Each Obligation will be payable on a date selected by the participant in accordance with the terms of the Plan.

     Amounts credited to a participant's account are credited with such earnings, gains and losses as would have accrued to the participant's account had such funds actually been invested in one or more of the investment funds designated by the Registrant from time to time. Such investment funds may include a fund deemed to be invested in the Registrant's common stock. There is no trading market for the Obligations.

     The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision.

     Obligations are not convertible into any other securities of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her rights with respect to the Obligations. The Registrant may establish a "rabbi trust" to serve as a source of funds from which it can satisfy the obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant's general creditors.

     No events of default exist under the Plan nor is any absence of default evidence required.

     The Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment shall adversely affect the right of a participant to the balance of his or her deferred account as of the date of such amendment or termination. The Plan will remain in effect until it is terminated.

Item 5.  Interests of Named Experts and Counsel.

     Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of the Registrant and as of November 15, 2001, owned approximately 83,300 shares of common stock (including presently exercisable nonqualified options to acquire approximately 67,000 shares). Vernon E. Jordan, Jr., of counsel to Akin, Gump, Strauss, Hauer & Feld, L.L.P., is also a director of the Registrant and as of November 15, 2001, held options exercisable to acquire 90,300 shares of common stock.

Item 6.  Indemnification of Directors and Officers.

     Article 2.02-1 of the Texas Business Corporation Act provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its Articles of Incorporation to provide that no director shall be liable to the registrant or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) any transaction from which such director derived an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The registrant has amended its Articles of Incorporation and added Article Eleven adopting such limitations on a director's liability. The registrant's Articles of Incorporation also provide in Article Nine, for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of the Company, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

     Article IX(8) of the registrant's bylaws provides for indemnification of any person made a party to a proceeding by reason of such person's status as a director, officer, employee, partner or trustee of the Company, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

     An insurance policy obtained by the registrant provides for indemnification of officers and directors of the registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 7.  Exemption from Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.

Exhibit No.                       Description of Exhibit

4.1 Buy-Sell Agreement by and between Clear Channel Communications, Inc., L. Lowry Mays, B.J. McCombs, John M. Schaefer, and John W. Barger, dated May 31, 1977 (incorporated by reference to the exhibits of Clear Channel's registration statement on Form S-1 (Reg. No. 33-289161) dated April 19,
     1984).

4.2 Fourth Amended and Restated Credit Agreement by and among Clear Channel Communications, Inc., Bank of America, N.A., as administrative agent, Fleet National Bank, as documentation agent, the Bank of Montreal and Toronto Dominion (Texas), Inc., as co-syndication agents, and certain other lenders dated June 15, 2000 (incorporated by reference to the exhibits of Clear Channel's registration statement on Form S-3 (Reg. No. 333-42028) dated July 21, 2000).

4.3 Credit Agreement among Clear Channel Communications, Inc., Bank of America, N.A., as administrative agent, Chase Securities Inc., as syndication agent, and certain other lenders dated August 30, 2000 (incorporated by reference to the exhibits of Clear Channel's Annual Report on Form 10-K filed March 20, 2001).

4.4 Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

4.5 First Supplemental Indenture dated March 30, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).

4.6 Second Supplemental Indenture dated June 16, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's Current Report on Form 8-K dated August 27,
     1998).

4.7 Third Supplemental Indenture dated June 16, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's Current Report on Form 8-K dated August 27, 1998).

4.8 Fourth Supplemental Indenture dated November 24, 1999, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's Annual Report on Form 10-K filed March 14,
     2000).

4.9 Fifth Supplemental Indenture dated June 21, 2000, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's registration statement on Form S-3 (Reg. No. 333-42028) dated July 21, 2000).

4.10 Sixth Supplemental Indenture dated June 21, 2000, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's registration statement on Form S-3 (Reg. No. 333-42028) dated July 21, 2000).

4.11 Seventh Supplemental Indenture dated July 7, 2000, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's registration statement on Form S-3 (Reg. No. 333-42028) dated July 21, 2000).

4.12 Eighth Supplemental Indenture dated September 12, 2000, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

4.13 Ninth Supplemental Indenture dated September 12, 2000, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

4.14 Tenth Supplemental Indenture dated October 26, 2001, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

4.15*The Clear Channel  Communications,  Inc. Nonqualified Deferred Compensation
     Plan.

5*   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

23.1* Consent of Ernst & Young LLP.

23.2* Consent of KPMG LLP.

23.3* Consent of Ernst & Young LLP

23.4* Consent of PriceWaterhouseCoopers LLP

23.5* Consent of PriceWaterhouseCoopers LLP

23.6*Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (contained in the opinion filed as Exhibit 5 to this registration statement).

24   Power  of  Attorney  (included  on  signature  page  of  this  Registration
     Statement).

*Filed herewith.

Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on November 29, 2001.

                                             CLEAR CHANNEL COMMUNICATIONS, INC.

                                             By: /s/ L. LOWRY MAYS
                                                -------------------------------
                                                L. Lowry Mays
                                                Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Clear Channel Communications, Inc., hereby constitute and appoint L. Lowry Mays, Mark P. Mays, Randall T. Mays and Herbert W. Hill, Jr., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated below.


                   Name                                          Title                               Date
                   ----                                          -----                               ----
/s/ L. LOWRY MAYS                                           Chief Executive                    November 29, 2001
---------------------------
L. Lowry Mays                                            Officer and Director

/s/ THOMAS O. HICKS                                   Vice Chairman and Director               November 29, 2001
---------------------------
Thomas O. Hicks

/s/ RANDALL T. MAYS                            Executive Vice President/Chief Financial        November 29, 2001
---------------------------
Randall T. Mays                                Officer (Principal Financial Officer) and
                                                               Director

/s/ HERBERT W. HILL, JR.                        Senior Vice President/Chief Accounting         November 29, 2001
---------------------------
Herbert W. Hill, Jr.                            Officer (Principal Accounting Officer)

/s/ MARK P. MAYS                                President, Chief Operating Officer and         November 29, 2001
---------------------------
Mark P. Mays                                                   Director

/s/ B. J. MCCOMBS                                              Director                        November 29, 2001
---------------------------
B.J. McCombs

/s/ ALAN D. FELD                                               Director                        November 29, 2001
---------------------------
Alan D. Feld

/s/ THEODORE H. STRAUSS                                        Director                        November 29, 2001
---------------------------
Theodore H. Strauss

/s/ JOHN H. WILLIAMS                                           Director                        November 29, 2001
---------------------------
John H. Williams

/s/ KARL ELLER                                                 Director                        November 29, 2001
---------------------------
Karl Eller

/s/ ROBERT L. CRANDALL                                         Director                        November 29, 2001
---------------------------
Robert L. Crandall

/s/ VERNON E. JORDAN, JR.                                      Director                        November 29, 2001
---------------------------
Vernon E. Jordan, Jr.

/s/ PERRY J. LEWIS                                             Director                        November 29, 2001
------------------------------------
Perry J. Lewis


                                  EXHIBIT INDEX

Exhibit No.                         Description of Exhibit

4.1 Buy-Sell Agreement by and between Clear Channel Communications, Inc., L. Lowry Mays, B.J. McCombs, John M. Schaefer, and John W. Barger, dated May 31, 1977 (incorporated by reference to the exhibits of Clear Channel's registration statement on Form S-1 (Reg. No. 33-289161) dated April 19,
     1984).

4.2 Fourth Amended and Restated Credit Agreement by and among Clear Channel Communications, Inc., Bank of America, N.A., as administrative agent, Fleet National Bank, as documentation agent, the Bank of Montreal and Toronto Dominion (Texas), Inc., as co-syndication agents, and certain other lenders dated June 15, 2000 (incorporated by reference to the exhibits of Clear Channel's registration statement on Form S-3 (Reg. No. 333-42028) dated July 21, 2000).

4.3 Credit Agreement among Clear Channel Communications, Inc., Bank of America, N.A., as administrative agent, Chase Securities Inc., as syndication agent, and certain other lenders dated August 30, 2000 (incorporated by reference to the exhibits of Clear Channel's Annual Report on Form 10-K filed March 20, 2001).

4.4 Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

4.5 First Supplemental Indenture dated March 30, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).

4.6 Second Supplemental Indenture dated June 16, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's Current Report on Form 8-K dated August 27,
     1998).

4.7 Third Supplemental Indenture dated June 16, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's Current Report on Form 8-K dated August 27, 1998).

4.8 Fourth Supplemental Indenture dated November 24, 1999, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's Annual Report on Form 10-K filed March 14,
     2000).

4.9 Fifth Supplemental Indenture dated June 21, 2000, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's registration statement on Form S-3 (Reg. No. 333-42028) dated July 21, 2000).

4.10 Sixth Supplemental Indenture dated June 21, 2000, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's registration statement on Form S-3 (Reg. No. 333-42028) dated July 21, 2000).

4.11 Seventh Supplemental Indenture dated July 7, 2000, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits of Clear Channel's registration statement on Form S-3 (Reg. No. 333-42028) dated July 21, 2000).

4.12 Eighth Supplemental Indenture dated September 12, 2000, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

4.13 Ninth Supplemental Indenture dated September 12, 2000, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

4.14 Tenth Supplemental Indenture dated October 26, 2001, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc.
     and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

4.15*The Clear Channel  Communications,  Inc. Nonqualified Deferred Compensation
     Plan.

5*   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

23.1* Consent of Ernst & Young LLP.

23.2* Consent of KPMG LLP.

23.3* Consent of Ernst & Young LLP

23.4* Consent of PriceWaterhouseCoopers LLP

23.5* Consent of PriceWaterhouseCoopers LLP

23.6*Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (contained in the opinion filed as Exhibit 5 to this registration statement).

24   Power  of  Attorney  (included  on  signature  page  of  this  Registration
     Statement).

*Filed herewith.